Exhibit 10.26

B&W PERFORMANCE SHARE GRANT AGREEMENT (2011)

2010 Long-Term Incentive Plan of The Babcock & Wilcox Company

(as amended and restated on February 22, 2011)

Effective                     , 2011 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of The Babcock & Wilcox Company ( “B&W”) awarded you a grant of performance shares (“Performance Shares”) under the 2010 Long-Term Incentive Plan of B&W, as amended and restated February 22, 2011 (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “B&W” as used in this Agreement with reference to employment shall include subsidiaries of B&W. Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Performance Shares

Performance Shares Award. You have been awarded an initial number of Performance Shares (the “Initial Performance Shares”) shown on the attached Notice of Grant, which notice is incorporated herein by reference. This grant represents a right to receive shares of B&W common stock, calculated as described below, provided the applicable performance measures and vesting requirements set forth in this Agreement have been satisfied. No shares are awarded or issued to you on the Date of Grant.

Vesting Requirements. Except as provided in the following paragraph, Performance Shares do not provide you with any rights or interest therein until they become vested on the third anniversary of the Date of Grant (the “Vesting Date”), provided you are still employed by B&W or one of its subsidiaries.

In the event you terminate employment prior to the third anniversary of the Date of Grant due to Retirement, 25% of the Initial Performance Shares will remain in effect provided your termination date is on or after the first anniversary of the Date of Grant but prior to the second anniversary, and 50% of the Initial Performance Shares will continue to vest provided your termination date is on or after the second anniversary of the Date of Grant. The number of Performance Shares that will vest pursuant to the preceding sentence will be determined by multiplying (a) the total number of Performance Shares that would have vested based on actual performance had you remained employed until the third anniversary of the Date of Grant by (b) the applicable percentage from the preceding sentence.

For this purpose, “Retirement” means a voluntary termination of employment after attaining age 60 and completing 10 years of service with B&W, or an involuntary termination due to a reduction in force. For purposes of this Agreement, a reduction in force shall mean a termination of employment due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of plants or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee, in accordance with standards uniformly applied with respect to all similarly situated employees, designates as a reduction in force.

Prior to the third anniversary of the Date of Grant, 100% of the Initial Performance Shares shall become vested on the earliest to occur of: (1) the date of termination of your employment from B&W due to death, (2) your disability (as defined in the Plan) or (3) the date a change in control (as defined in the Plan) occurs.

The Committee may provide for additional vesting under such other circumstances, in its sole discretion.

Forfeiture of Performance Shares. Except as otherwise provided above, Performance Shares which are not vested at your termination of employment for any reason shall, coincident therewith, be forfeited and be of no force and effect.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of B&W, as determined in the sole judgment of the Committee, then all Performance Shares and all rights or benefits awarded to you under this grant of Performance Shares are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions under the heading “Clawback Provisions” below.

Number of Performance Shares. Except as otherwise provided above, the number of Performance Shares in which you will vest under this Agreement, if any, will be determined by multiplying (a) one-half of the sum of (i) the vested percentage applicable to Return on Invested Capital plus (ii) the vested percentage applicable to diluted Earnings Per Share by (b) the number of Initial Performance Shares. The maximum number of Performance Shares in which you can vest is 200% of your Initial Performance Shares and the minimum number of Performance Shares in which you can vest is 0% of your Initial Performance Shares.

The vested percentage applicable to Return on Invested Capital and Diluted Earnings Per Share will each be determined over the Performance Period as illustrated in the schedules set forth below. For purposes of this Agreement, the “Performance Period” means the period beginning on January 1, 2011 and ending on December 31, 2013.

Return on Invested Capital (ROIC)

The vested percentage applicable to ROIC will be determined based on B&W’s average annual return on invested capital (as calculated below) for the Performance Period in accordance with the following schedule:

Average ROIC	ROIC Vested Percentage
%	50%
%	100%
%	200%

Vested percentages between the amounts shown will be calculated by linear interpolation. The vested percentage applicable to ROIC will be 0% if the Average ROIC for the Performance Period is below         %. In no event will the vested percentage applicable to ROIC be greater than 200%.

ROIC will be calculated quarterly and the ROIC for any calendar year during the Performance Period will equal the sum of the four applicable quarterly ROIC calculations. Average ROIC will equal the sum of the annual ROIC calculations divided by three.

For purposes of this Agreement, the term “ROIC” is a ratio measure of B&W’s net income in relation to B&W’s invested capital, using the formula set forth below. For purposes of determining ROIC, net income is pre-tax income less tax expense. Tax expense will be based on B&W’s normal, weighted average effective tax rate for the jurisdictions in which it is operating for the applicable periods. Invested capital is B&W’s assets less current liabilities. Current liabilities include any liabilities that are due within one calendar year and will be defined based on B&W’s consolidated balance sheet applicable to the applicable period.

For purposes of the ROIC calculation: Net Income will exclude mPower development expenses (less applicable taxes) and Invested Capital will include cumulative mPower development expenses (less applicable taxes) from the beginning of the Performance Period. mPower development expenses is defined below.

Diluted Earnings Per Share (EPS)

The vested percentage applicable to EPS will be determined based on B&W’s cumulative earnings per share (as calculated below) for the Performance Period in accordance with the following schedule:

Cumulative EPS	EPS Vested Percentage
$50%
$100%
$200%

Vested percentages between the amounts shown will be calculated by linear interpolation. The vested percentage applicable to EPS will be 0% if the Cumulative EPS for the Performance Period is below $            . In no event will the vested percentage applicable to EPS be greater than 200%.

EPS will be calculated for each calendar year during the Performance Period and Cumulative EPS for the Performance Period will equal the sum of the three applicable annual EPS calculations.

For purposes of this Agreement, the term “EPS” means B&W’s net income attributable to shareholders of common stock excluding mPower development expenses (less applicable taxes) for the applicable period divided by B&W’s weighted average diluted shares outstanding for the applicable period. For purposes of determining EPS, net income is defined as “Net Income Attributable to The Babcock & Wilcox Company” on the Company’s Consolidated Statement of Income. Diluted shares outstanding will include all basic shares outstanding and any other dilutive securities (determined in accordance with U.S. Generally Accepted Accounting Principles) for the period. If any securities are dilutive, the impact on the number of outstanding shares should be included in the denominator and the related income statement impact of the security should be removed from the numerator.

WACSO represents weighted average common shares outstanding.

For purposes of this Agreement, “mPower development expenses” includes all expenses related to the research and development of mPower plus any applicable selling, general and administrative expenses and any associated operating income. The amount of expenses would be reduced, to the extent applicable, by other components of operating income related to mPower (e.g., gross profit).

Payment of Performance Shares. You (or your beneficiary, if applicable) will receive one share of B&W common stock for each Performance Share that vests under this Agreement. Shares shall be distributed as soon as administratively practicable after the Vesting Date, but in no event later than 30 days, after the applicable Vesting Date.

Taxes

You will realize income in connection with this Performance Share grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income tax consequences associated with this Performance Share grant as it relates to your specific circumstances.

By acceptance of this letter, you agree that any amount which B&W is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant will be satisfied by withholding whole units or shares having an aggregate fair market value as equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to B&W the amount of income tax which B&W is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize B&W to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

Performance Shares granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this grant of Performance Shares is not reportable on a Form 4 unless and until they become vested. At that time, the number of Performance Shares ultimately awarded to you must be reported on a Form 4 before the end of the second (2nd) business day following the Vesting Date, as applicable. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant. Please advise Kathy Peres or Angie Winter immediately by e-mail, fax or telephone if you intend to reject this grant.

Those of you covered by these requirements will have already been advised of your status. Others may become Section 16 insiders at some future date, in which case reporting will be required in the same manner noted above. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Clawback Provisions

Recovery of Performance Shares. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, the Company will have the right to recover the Performance Shares granted during the three-year period preceding the date on which the Board or the Company, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

Recovery Process. In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the Performance Shares either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such Performance Shares in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such Performance Shares), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code. There shall be no duplication of recovery under Article 19 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act.

Other Information

Neither the action of B&W in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of B&W or any of its subsidiaries or affiliates.